ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
FIRST BANCORP OF INDIANA, INC.

The undersigned officer of First Bancorp of Indiana, Inc. (hereinafter referred to as the “Corporation”), which was incorporated on November 25, 1998 and is existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of the Corporation’s Articles of Incorporation, certifies the following facts:

ARTICLE I
Amendment

The exact text of Article III, Section 3.01 of the Corporation’s Articles of Incorporation is now as follows:

Section 3.01. Amount. The total number of shares of all classes of stock which this corporation shall have authority to issue is ten million (10,000,000), of which nine million (9,000,000) shall be common stock, par value $0.01 per share, and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the corporation as treasury stock immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and changed (without any further act) into one-three hundredth (1/300th) of a fully-paid and nonassessable share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 300 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, such fractional shares shall be cancelled and converted into the right to receive the cash payment of $14.00 for each share of common stock held by any registered holder of fewer than 300 shares of common stock immediately before the time this amendment becomes effective.

ARTICLE II
Date of Adoption

1. The amendment set forth above was adopted by the Corporation’s Board of Directors on February 20, 2008.

2. These Articles of Amendment shall be effective at 5:00 p.m., Central time, on May 7, 2008.

ARTICLE III
Manner of Adoption and Vote

The amendment set forth above was adopted by the Board of Directors of the Corporation and shareholder action was not required pursuant to IC 23-1-38-2.

ARTICLE IV
Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the Bylaws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the that the statements contained herein are true, this 7th day of May, 2008

/s/ Michael H. Head
Michael H. Head
President and Chief Executive Officer